01st Dec 2022

The Board of Directors
PHOENIX PLUS CORP
2-3 & 2-5 Bedford Business Park
Jalan 3/137B
Batu 5 Jalan Kelang Lama
58200 Kuala Lumpur

Dear Sir(s),

NOTICE OF FORMAL RESIGNATION AS CHIEF EXECUTIVE OFFICER, PRESIDENT, SECRETARY, TREASURER & DIRECTOR

The abovementioned refers.

This letter serves to confirm as my formal resignation as Chief Executive Officer, President, Secretary, Treasurer & Director of Phoenix Plus Corp. Kindly be informed that I will be serving a 12 week notice of this resignation. My last working day shall be on 28th Feb 2023.

I would like to thank each and every board members and all employees of Phoenix Plus Corp for their kind support and their impeccable team work spirit during my tenure as the Chief Executive Officer & Director of Phoenix Plus Corp. I shall forever cherish the fond memories and wonderful working moments at Phoenix Plus Corp.

I shall be delegating and handing over my duties to the incoming Chief Executive Officer during the notice of this resignation.

Last but not least, I would like to take this opportunity to wish Phoenix Plus Corp and the Management the very best in all its' future undertaking.

Thank you.

Your faithfully,

FONG TECK KHEONG